Exhibit 28(j)i

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 27, 2024, relating to the financial statements and financial highlights of The Investment House Growth Fund, a series of The Investment House Funds for the year ended July 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policy Regarding the Selective Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

November 25, 2024